CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated June 29, 2023, relating to the financial statements and financial highlights of Emerald Finance and Banking Innovation Fund, Emerald Growth Fund, and Emerald Insights Fund, each a series of Financial Investors Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended April 30, 2023, and to the references to us under the headings "Financial Highlights" in the Prospectuses, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Denver, Colorado

July 1, 2025